EXHIBIT 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
Synergetics USA, Inc. Responds to IRIDEX Lawsuit.
O’FALLON, MO, October 27, 2005 — Synergetics USA, Inc. (NASDAQ: SURG) received notice that IRIDEX Corporation filed suit against it for infringement of the IRIDEX Patent No. 5,085,492 entitled “Optical Fiber with Electrical Encoding” covering its laser probe technology. IRIDEX alleges that Synergetics’ Quick Disconnect Laser Probes and Adapter infringe its patent.
From 1999 to 2002, IRIDEX made general suggestions that Synergetics’ Quick Disconnect Laser Probes and Adapter infringed its patent. These products have been sold by Synergetics since mid 1999. In response to IRIDEX’s unsubstantiated allegations, Synergetics, in 2002, filed a “declaratory judgment” lawsuit to have the court declare that its products do not infringe the IRIDEX patent and further that IRIDEX’s patent is invalid. IRIDEX chose to withdraw its patent infringement charge at that time and agreed that any future litigation would be filed in Missouri. Since 2002, Synergetics has continued to openly market its Quick Disconnect Laser Probes and Adapter and has also obtained two patents to cover its technology.
“It is unclear why IRIDEX waited over six years to file a patent infringement lawsuit if it truly believed that Synergetics’ products infringe its patent,” said Gregg D. Scheller, president and chief executive officer of Synergetics. “Given the time that has lapsed, we assumed this issue was resolved long ago, and I am very surprised that IRIDEX has chosen this course of action. We will vigorously defend our intellectual property position.”
About Synergetics USA, Inc.
Synergetics USA, Inc. resulted from the September 2005 combination of Valley Forge Scientific Corp. and Synergetics, Inc., bringing together their respective unique capabilities in bipolar electrosurgical generators and design, and manufacture of microsurgical hand instruments. Synergetics USA, Inc. designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Synergetics sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.
Forward-Looking Statements
     Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to: the effects of local and national economic, credit and capital market conditions on the economy in general, and on the medical device industry in particular, and the effects of foreign exchange rates and interest rates; the ability to timely and cost-effectively integrate the operations and management of Valley Forge and Synergetics following their merger transaction; the ability to realize the synergies and other perceived advantages resulting from the merger; the ability to retain and attract key personnel; the ability of Synergetics to successfully execute its business strategy; the extent and timing of market acceptance of new products or product indications; the ability of Synergetics to procure, maintain, enforce and defend its patents and proprietary know how; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; the ability of Synergetics to continue to increase customer loyalty; the ability to recoup costs of capital investments through higher revenues; environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to Synergetics’ properties; acts of war or terrorism incidents; the effects of operating and market competition; and other important factors disclosed previously and from time to time in Synergetics’ filings with the SEC. Synergetics undertakes no obligation to update these forward-looking statements.